FOR IMMEDIATE RELEASE                           Contact: John Young
                                                Chief Financial Officer
                                                (804) 560-4070


  Imo Industries Announces Sale of Roltra Morse Subsidiary
                   To Magna International


Lawrenceville, NJ, February 2, 1998 - Imo Industries Inc. (NYSE: IMD) announced today that it had entered into an agreement to sell its Roltra Morse S.p.A. subsidiary to Magna International Inc. (TSE: MG.A, MG.B; ME: MG.A; NYSE:
MGA).

Roltra Morse is a manufacturer of automotive components based in Turin, Italy. Roltra Morse's products include latches, window regulators, cable systems and gear shift mechanisms. Manufacturing operations are located in Altare, Pisa and Pozilli, Italy and Sosnowiec, Poland. Roltra Morse also maintains joint venture operations in Belo Horizonte, Brazil and Istanbul, Turkey.

Imo Chairman and Chief Executive Officer, Philip W. Knisely, commented, "We are pleased that an agreement has been reached to sell Roltra Morse to Magna International. Magna's position as a global leader in automotive components should bring a great deal of value to Roltra's customers, associates and other stakeholders."

Terms of the transaction, which is expected to close during the First Quarter of 1998, were not disclosed. Schroder &
Co. advised Imo on the transaction.

Imo Industries is a leading manufacturer of pumps, power transmission components and remote control systems.



                    *   *   *   *   *   *